UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 5, 2016
THE BRINK’S COMPANY
(Exact name of registrant as specified in its charter)

Virginia	001-09148	54-1317776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Bayberry Court
P. O. Box 18100
Richmond, VA 23226-8100
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (804) 289-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Mrs. Betty C. Alewine, Director

Mrs. Betty C. Alewine, who has served on the Board of Directors of The Brink’s Company since 2000, informed the Company on December 5, 2016 of her intention to retire from the Board effective January 6, 2017. Her decision to retire was not as a result of any disagreement with the Company or its management. The Company thanks Mrs. Alewine for her significant contributions during her tenure as a director.

Compensatory Arrangements for McAlister C. Marshall, II, Senior Vice President, General Counsel and Chief Human Resources Officer

On December 7, 2016, the Compensation and Benefits Committee (the "Committee") of the Board of Directors (the “Board”) of The Brink’s Company (the “Company”) approved the following compensation adjustments for McAlister C. Marshall, II, effective December 7, 2016, in light of Mr. Marshall's expanded role and leadership responsibility for the Company's human resources function:

Annual Base Salary	Increased from $421,000 to $463,100.
Annual Incentive Award	Continued participation in the Key Employees Incentive Plan (“KEIP”) at the same level (65% of base salary).
Long-Term Incentive Award	Target 2017 long-term incentive opportunity of $650,000, subject to approval in February 2017 by the Committee.
Restricted Stock Unit Award
An award of restricted stock units with respect to 5,073 shares of Company common stock, which will be eligible to vest on December 7, 2019, subject to continued service through the vesting date (or an earlier qualifying termination of employment).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE BRINK’S COMPANY
(Registrant)

Date: December 8, 2016	By:	/s/Ronald J. Domanico
Ronald J. Domanico Executive Vice President and Chief Financial Officer

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